Exhibit 12


                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


                                                                            Three Months
                                                                                Ended
                                                                              March 31,
                                                                ----------------------------------
                                                                     2005                 2004 (2)
                                                                -----------           ------------
      Earnings( loss) from continuing operations before
             income taxes and equity in earnings of
             associated companies and minority interest        $      (22.6)          $       43.8
      Add:
             Distributed income of associated companies                 1.0                    1.1
             Amortization of capitalized interest                       0.1                    0.1
             Fixed charges                                             12.2                    7.1
      Less:
             Capitalized interest                                      (0.2)                  (0.5)
             Minority interest                                         (0.1)                    -
                                                                -----------           ------------
      Earnings as adjusted                                     $       (9.6)          $       51.6

      Fixed charges:
             Interest on indebtedness including
                 amortized premiums, discounts and
                 deferred financing costs                      $       11.3           $        6.2
             Portion of rents representative of the
                 interest factor                                        0.9                    0.9
                                                                -----------           ------------
      Fixed charges                                            $       12.2           $        7.1
                                                                -----------           ------------
      Ratio of earnings to fixed charges                                 N/A (1)               7.3
                                                                ===========           ============



(1) In order to achieve a one-to-one ratio of earnings to fixed charges for the three months ended March 31, 2005, earnings would need to increase by $21.8.

(2) 2004 results were restated to show the effect of FSP 106-2, which was adopted retroactively during the third quarter of 2004, and the retroactive application of the change from the LIFO to the FIFO inventory method which was adopted on January 1, 2005. Refer to Note 1.